Exhibit 10.2(c)

U.S. EMPLOYEES

RESTRICTED STOCK UNIT TERMS AND CONDITIONS

FOR GRANTS ON OR AFTER DECEMBER 15, 2005

Congratulations on being granted restricted stock units (RSUs) under Spansion’s 2005 Equity Incentive Plan. The number of shares of your grant and the vesting schedule are stated in your RSU Grant Notice. Your grant is subject to the provisions of your Grant Notice, these Terms and Conditions, and the Plan (collectively, the “Terms”).

In addition to these Terms and Conditions, you should carefully read your Grant Notice and the other Plan documents, which are available on the E*Trade web site.

Vesting of Your RSUs

An RSU represents a commitment by Spansion to issue one share of Spansion common stock for each RSU granted on the date the RSU vests, subject to your meeting all applicable requirements. The vesting date is the date on which the restrictions lapse. After vesting, RSUs are converted into full-value shares of Spansion common stock if the applicable Terms have been satisfied. Except as otherwise stated below, your RSUs vest according to the schedule in your Grant Notice if you are an active employee through the entire vesting period.

If Spansion Experiences Certain Corporate Events

•	If Spansion experiences a “Change in Control” as described in the Plan, your outstanding RSUs may become 100% vested, at Spansion’s discretion.

•	If Spansion undergoes certain other corporate events described in the Plan, where it does not survive, or does not survive as a public company, your outstanding RSUs will become 100% vested.

If You Die or Become Totally Disabled

•

If you have at least 15 years of Spansion service and your Spansion employment is terminated because of your death or total disability, you become immediately vested as of the employment termination date in any RSUs that would have vested in the calendar year in which the employment terminated.

•	There is no such accelerated vesting of RSUs if your Spansion employment is terminated because of your death or disability and you have less than 15 years of Spansion service.

Other Requirements to Receive Shares

You must (i) open and maintain an E*Trade brokerage account and (ii) accept your grant on the E*Trade site. You agree that Spansion may refuse to deliver shares to you if you fail to comply with your obligations under the Terms.

Tax Payments

You agree to be responsible for any and all required taxes that may result from your receipt of shares, and you agree that Spansion may deduct from your pay immediately following each RSU vesting date funds to cover any applicable withholding taxes due at that time unless you elect through E*Trade, and if applicable fund, an approved alternative tax-payment method at least one day prior to each vesting date.

Early Termination of Your RSUs

Your Grant Notice discloses the Expiration Date for your RSUs. However if your Spansion employment terminates before the Expiration Date, your unvested RSUs terminate immediately. Terminated RSUs will not be reinstated, even if you are rehired by Spansion the day after your employment terminated.

In addition, if your employment becomes inactive under an approved separation agreement, unless the separation agreement provides otherwise, your unvested RSUs terminate as of the date you become inactive.

Non-Transferability of RSUs

Your RSUs and related rights are not transferable except as stated in the Plan. Such transfers include but are not limited to transfers:

•	By a qualified domestic relations order (QDRO); RSUs transferred by a QDRO expire twelve months after the date of transfer

•	According to the last valid beneficiary designation you provided Spansion

•	By the laws of descent and distribution if you have no valid beneficiary designation on file with Spansion.

No Guaranty of Continued Employment

Nothing in the Plan Terms entitles you to employment with Spansion, or if already employed, to continued employment with Spansion, and nothing in them changes the status of your at-will employment.

Governing Law

Your grant and the Terms shall be governed by the laws of the State of Delaware without regard to any Delaware conflict of law principles.

Electronic Delivery

Spansion may deliver any documents related to your RSUs by electronic means or request your consent to participate in the Plan by electronic means. You consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Spansion or another third party designated by Spansion.

Severability

If one or more of the provisions of the Terms and Conditions shall be held unenforceable, the enforceability of the remaining provisions shall not be affected and the unenforceable provisions shall be null and void; however, to the extent permissible by law, any provisions which could be null and void shall first be revised retroactively to permit these Terms and Conditions to be interpreted to carry out their intent and the intent of the Plan.

Entire Agreement

The Plan Terms constitute the entire agreement and supersede all prior understandings and agreements between you and Spansion regarding the subject matter of the Terms. Spansion may, however, unilaterally waive any provision in the Terms as long as such waiver does not adversely affect your interests; if Spansion does waive any provision, such waiver does not constitute a subsequent waiver of the same provision or a waiver of any other provision.